Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Aurora Innovation, Inc.
(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.00001 par value per share, reserved for issuance pursuant to the Aurora Innovation, Inc. 2021 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	150,000,000(2)	$1.335(3)	$200,250,000	0.0001102	$22,067.55
Total Offering Amounts					$200,250,000		$22,067.55
Total Fee Offsets							$—
Net Fee Due							$22,067.55
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A common stock.
(2)Represents an increase to the number of shares of Class A common stock available for future issuance under the 2021 Plan, as approved by the Registrant's stockholders at a meeting held on May 26, 2023.
(3)Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.335 per share, which is the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on May 26, 2023.